UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 22, 2012

NN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Waters Edge Drive, Johnson City, Tennessee		37604
(Address of principal executive offices)		(Zip Code)
(423) 743-9151
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012, the Board of Directors of NN, Inc. (the “Company”) elected Robert E. Brunner as a new director of the Company, effective immediately. The election will increase the number of board seats from 6 to 7. Mr. Brunner will serve as a Class I director, with his term expiring at the 2014 annual meeting of shareholders. Mr. Brunner will serve on the Audit Committee and the Governance Committee.

In accordance with the Company’s non-employee director compensation policies, Mr. Brunner will be paid an annual retainer of $30,000, a fee of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $500 for each teleconference meeting attended. Additionally, the Compensation Committee may from time to time grant stock options and restricted stock awards to non-employee directors. On March 22, 2012, the Compensation Committee granted Mr. Brunner 7,300 shares of common stock subject to stock options and 3,200 shares of restricted stock. The stock options fully vest on March 22, 2013. The shares of restricted stock will vest over a period of three years beginning on March 22, 2013.

There are no transactions between Mr. Brunner and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On March 26, 2012, the Company issued a press release regarding the election of Mr. Brunner to the Board of Directors, a copy of which is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of NN, Inc. dated March 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2012

NN, Inc.

By:	/s/ William C. Kelly, Jr.
Name:William C. Kelly, Jr.
Title: Vice President and Chief
Administrative Officer